NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES CLOSING ON NEW REVOLVING CREDIT AGREEMENT

NEW YORK, NEW YORK (May 2, 2011) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced today that it has closed on a $12.5 million revolving line of credit (the “2011 Credit Line”) with Doral Bank.  The 2011 Credit Line replaces a $10 million revolving line of credit with Doral Bank that was scheduled to expire on June 1, 2011.  The 2011 Credit Line has a term of two years, and may be extended an additional year by Griffin.  The 2011 Credit Line is collateralized by several of Griffin’s office/flex buildings in Griffin Center and Griffin Center South and has an interest rate at the greater of prime plus 1.5% or 5.875%.  There were no borrowings outstanding under the expiring revolving credit line.  Griffin expects to use future borrowings under the 2011 Credit Line for general corporate purposes.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, its landscape nursery business.  Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved, particularly with respect to uses of future borrowings under the 2011 Credit Line and other statements that are not historical facts. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements.  Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 27, 2010.  Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.